Exhibit 20.1
AMERICAN CARESOURCE HOLDINGS, INC.
(THE “COMPANY”)

CHARTER OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

(As Approved By the Board of Directors at Its May 16, 2005 Meeting, As Revised by the Unanimous Written Consent of the Board of Directors on April 17, 2008)

I.	Purpose.

The purpose of the Audit Committee (the “Committee”) is to assist the Board of Directors’ (the “Board”) oversight of the Company’s accounting and financial reporting processes and the audits of the Company’s financial statements.

II.           Structure and Membership.

A.  Number.  The Board may appoint at least two but no more than five of its members to serve on the Committee.

B.  Chair.  The Chair of the Audit Committee shall be the Audit Committee financial expert who shall be designated by a majority of the full Board of Directors.

C.  Independence and Financial Literacy.  Each member of the Committee shall satisfy the independence, experience and financial literacy requirements of the applicable rules and regulations of the Securities and Exchange Commission (“SEC”) and the rules of the American Stock Exchange.  In addition, each member of the Committee shall be free of any relationship that, in the opinion of the Board, would interfere with his or her individual exercise of independent judgment.  No individual may serve on the Committee if he or she participated in the preparation of the Company’s financial statements at any time within three years prior to his or her proposed appointment to the Committee.  At least one member of the Committee shall (i) qualify as a “financial expert” as required by the rules of the SEC and (ii) have employment experience in finance or accounting, professional certification in accounting or comparable experience or background which results in the individual’s “financial sophistication” as required by the rules of the American Stock Exchange.

D.  Term.  The Committee shall serve at the pleasure of the Board, which may from time to time, appoint members in substitution for members previously appointed to, and fill vacancies (however caused) in, the Committee.  A Committee member will serve at the pleasure of the Board until the earlier of the day of the first Board meeting following the annual meeting of stockholders of the Company or the removal or resignation of the Committee member.  Notwithstanding the foregoing, a Committee member may be removed at any time prior to the expiration of such term by the Board, in its sole discretion, with or without cause and for any reason whatsoever.

III.           Duties, Responsibilities and Authority.

The Committee will have the following duties, responsibilities and authority.  Except as specifically stated below or prohibited by law, the actions of the Committee are made for, and on behalf of, the Board and as such, do not require subsequent ratification or approval by the Board.

A.  General.  The Committee shall discharge its responsibilities, and shall assess the information provided by the Company’s management and the independent auditor, in accordance with its business judgment.  Management is responsible for the preparation, presentation, and integrity of the Company’s financial statements and for the appropriateness of the accounting principles and reporting policies that are used by the Company.  The independent auditor is responsible for auditing the Company’s financial statements and for reviewing the Company’s unaudited interim financial statements.  The authority and responsibilities set forth in this Charter do not reflect or create any duty or obligation of the Committee to plan or conduct any audit, to determine or certify that the Company’s financial statements are complete, accurate, fairly presented, or in accordance with generally accepted accounting principles or applicable law, or to guarantee the independent auditor’s report.

B.  Independent Auditor.

1.  Selection. The Committee shall be solely and directly responsible for appointing, evaluating, retaining and, when necessary, terminating the engagement of the independent auditor.

2.  Independence.  The Committee shall take, or recommend that the full Board of Directors take, appropriate action to oversee the independence of the independent auditor.  In connection with this responsibility, the Committee shall obtain and review a formal written statement from the independent auditor describing all relationships between the independent auditor and the Company, including the disclosures required by Independence Standards Board Standard No. 1.  The Committee shall actively engage in dialogue with the independent auditor concerning any disclosed relationships or services that might impact the objectivity and independence of the auditor.

3.  Compensation.  The Committee shall have sole and direct responsibility for setting the compensation of the independent auditor.  The Committee is empowered, without further action by the Board of Directors, to cause the Company to pay the compensation of the independent auditor established by the Committee.

4.  Preapproval of Services. The Committee shall preapprove all audit services to be provided to the Company, whether provided by the principal auditor or other firms, and all other services (review, attest and non-audit) to be provided to the Company by the independent auditor; provided, however, that de minimis non-audit services may instead be approved in accordance with applicable SEC rules.  The Committee may, in its discretion, adopt policies relating to the approval of services to be provided by the Company’s independent auditor.

5. Oversight.  The independent auditor shall report directly to the Committee, and the Committee shall have sole and direct responsibility for overseeing the work of the independent auditor, including resolution of disagreements between Company management and the independent auditor regarding financial reporting.  In connection with its oversight role, the Committee shall, from time to time as appropriate, receive and consider the reports required to be made by the independent auditor regarding:

(i)	critical accounting policies and practices;

(ii)
alternative treatments within generally accepted accounting principles for policies and practices related to material items that have been discussed with Company management, including ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor; and

(iii)	other material written communications between the independent auditor and Company management.

C.  Audited Financial Statements.

1.  Review and Discussion.  The Committee shall review and discuss with the Company’s management and independent auditor the Company’s audited financial statements, including the matters required to be discussed by Statement on Auditing Standards No. 61.

2.  Recommendation to Board Regarding Financial Statements.  The Committee shall consider whether it will recommend to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K.

D.  Review of Other Financial Disclosures.

1.  Independent Auditor Review of Interim Financial Statements.  The Committee shall direct the independent auditor to use its best efforts to perform all reviews of interim financial information prior to disclosure by the Company of such information and to discuss promptly with the Committee and the Chief Financial Officer any matters identified in connection with the auditor’s review of interim financial information which are required to be discussed by applicable auditing standards.  The Committee shall direct management to advise the Committee in the event that the Company proposes to disclose interim financial information prior to completion of the independent auditor’s review of interim financial information.

2.  Earnings Release and Other Financial Information.  The Committee shall discuss generally the types of information to be disclosed in the Company’s earnings press releases, as well as in financial information and earnings guidance provided to analysts, rating agencies and others.

3.  Quarterly Financial Statements.  The Committee shall review with the Company’s management and independent auditor the Company’s quarterly financial statements, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

E.  Other Responsibilities.

1.  Internal Controls.  The Committee shall discuss with the independent auditors the adequacy and effectiveness of the accounting and financial controls of the Company, and consider any recommendations for improvement of such internal controls and procedures.

2.  Procedures for Complaints.  The Committee shall establish procedures for (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters; and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

3.  Related-Party Transactions.  The Committee shall review all “related party transactions” (defined as transactions required to be disclosed pursuant to Item 404 of Regulation S-K) on an ongoing basis, and all such transactions must be approved by the Committee.

4.  Committee Report.  The Committee shall prepare an annual committee report for inclusion where necessary in the proxy statement of the Company relating to its annual meeting of security holders.

5.  Additional Powers.  The Committee shall have such other duties as may be delegated from time to time by the Board of Directors.

IV. Meetings, Procedures and Administration.

A.  Meetings.  The Committee shall meet as often as it deems necessary in order to perform its responsibilities, but at least quarterly.  The Committee shall periodically meet separately with the independent auditor and Company management.  The Committee shall keep such records of its meetings as it shall deem appropriate.

B.  Quorum and Voting.  A majority of the Committee shall constitute a quorum for the transaction of business.  The action of a majority of those present at a meeting, at which a quorum is present, shall be the act of the Committee.  If, however, the Committee has only two members, attendance of each member is required for the transaction of business and all actions of the Committee must be the unanimous act of its members.  The Committee may also act by unanimous consent in lieu of a meeting.

C.  Subcommittees.  The Committee may form and delegate authority to one or more subcommittees (including a subcommittee consisting of a single member), as it deems appropriate from time to time under the circumstances.  Any decision of a subcommittee to preapprove audit, review, attest or non-audit services shall be presented to the full Committee at its next scheduled meeting.

D.  Reports to Board.  The Committee shall report regularly to the Board of Directors.

E.  Charter.  The Committee shall review and reassess the adequacy of this Charter on at least an annual basis and recommend any proposed changes to the Board of Directors for approval.

F.  Independent Advisors.  The Committee is authorized, without further action by the Board of Directors, to engage such independent legal, accounting and other advisors as it deems necessary or appropriate to carry out its responsibilities.  Such independent advisors may be the regular advisors to the Company.  The Committee is empowered, without further action by the Board of Directors, to cause the Company to pay the compensation of such advisors as established by the Committee.

G.  Investigations.  The Committee shall have the authority to conduct or authorize investigations into any matters within the scope of its responsibilities as it shall deem appropriate, including the authority to request any officer, employee or advisor of the Company to meet with the Committee or any advisors engaged by the Committee.